EXHIBIT 21.1

                       ANSWERTHINK CONSULTING GROUP, INC.
                             LISTING OF SUBSIDIARIES

                                                         JURISDICTION OF

ANSWERTHINK CONSULTING GROUP, INC.                          FLORIDA


SUBSIDIARIES

The Hackett Group, Inc.                                     Ohio
Delphi Partners, Inc.                                       New Jersey
Legacy Technology, Inc.                                     Massachusetts
Infinity Consulting Group, Inc.                             Indiana
triSpan, Inc.                                               Pennsylvania
Group Cortex, Inc.                                          Pennsylvania
CFT Consulting, Inc.                                        Florida
THINK New Ideas, Inc.                                       Delaware
Net Cube of New Jersey f/k/a Office of the Future           New Jersey
Net Cube of Delaware f/k/a Anzen Corporation                Delaware
SD Goodman Group, Inc.                                      New York
On Ramp, Inc.                                               New York
Scott Mednick & Associates                                  California
UbiCube Acquisition Corp.                                   Delaware
UbiCube Group, Inc.                                         Delaware
AnswerThink Florida, Inc. f/k/a UbiComs, Inc.               Delaware
NetComs USA, Inc.                                           Maine
NetComs Entertainment, Inc.                                 Maine
NetComs Europe Limited                                      United Kingdom
NetComs Entertainment, Ltd.                                 United Kingdom
RDI UbiComs Limited                                         United Kingdom
UbiComs EOOD                                                Bulgaria